EXHIBIT 99

                              CONSULTING AGREEMENT
                                 [See Attached]





















                                   Index - 3

                               ROBERT P. JEFFCOCK
                              Apt. B42, Roc Fleuri
                                 1 Rue de Tenao
                                MC 98000, Monaco


                                  May 15, 1998


Sunburst Acquisitions I, Inc.
4807 South Zang Way
Morrison, Colorado  80465
Attention:  Mr. Jay Lutsky, President

Dear Mr. Lutsky:

We are writing this letter to confirm our understanding that Robert P. Jeffcock ("Finder") is authorized to represent Sunburst Acquisitions I, Inc. ("Sunburst") in identifying acquisition candidates to engage in a "reverse merger" with Sunburst. Finder's services will be limited to the identification of such candidates, and he will not in any way be acting as an agent of Sunburst or entering into any negotiations on behalf of Sunburst with any of the acquisition candidates identified to Sunburst by Finder or arrange arrange or otherwise be involved in the raising of funds on behalf of Sunburst.

For his services, it is agreed that upon consummation of any merger or share exchange with any acquisition candidate introduced to Sunburst by Finder which is approved by Finder (herein referred to as an "Approved Acquisition Transaction"), Finder shall receive a "finder's fee" consisting of shares of capital stock ("Finder Shares") in the surviving entity equal to five percent (5%) of the issued and outstanding capital stock of such surviving entity on a fully diluted basis and after taking into account the issuance of additional shares of capital stock in the surviving entity pursuant to any financing transactions entered into in connection with such Approved Acquisition Transaction. Such Finder Shares shall be issued to Finder, at Finder's option, either (i) pursuant to a registration statement filed on Form S-8 under the Secruities Act of 1933, as amended (the "Securities Act"), if permitted under the Securities Act, or (ii) with registration rights under the Securities Act with respect to such Finder Shares substantially equivalent to those received by other investors in such financing transactions entered into in connection with such Approved Acquisition Transaction.

If the Approved Acquisition Transaction is not consummated, Finder shall not be entitled to any finder's fee from Sunburst whatsoever, and agrees to pay any and all costs and expenses incurred by Sunburst and the acquisition candidate introduced and approved by Finder in connection with the proposed Approved Acquisition Transaction.

This letter agreement may be terminated by Sunburst or Finder at any time with or without cause, upon written advice to that effect to the other party; provided, however, if Sunburst enters into negotiations with respect to a merger or share exchange with any acquisition candidate introduced by Finder to Sunburst within twenty-four (24) months after termination of this letter agreement by either party (1) Sunburst shall give written notice to Finder of

                                    Index - 3
such negotiations within five (5) days after the commencement thereof, and (2) Finder will have thirty (30) days after the receipt of such written notice to notify Sunburst in writing that such acquisition candidate is to be an "approved" acquisition candidate. If Finder designates such candidate as an "approved" acquisition candidate Sunburst will be required to pay to Finder the "finder's fee" described in this letter agreement if the merger or share exchange with such "approved" acquisition candidate is consummated, however, Finder will not be required to reimburse Sunburst and the "approved" acquisition candidate for any and all expenses incurred in connection with the proposed acquisition transaction if such proposed acquisition transaction is not ultimately consummated.

This letter agreement shall be binding upon and inure to the benefit of Sunburst, Finder and their respective successors and assigns.

After reviewing this letter, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this letter attached hereto, whereupon it shall be our binding agreement.

                                    Very truly yours,


                                    /s/ Robert P. Jeffcock
                                    ---------------------------
                                    Robert P. Jeffcock


Accepted and agreed to
this 15th day of May, 1998

SUNBURST ACQUISITIONS I, INC.


By:       /s/ Jay Lutsky
          ----------------------
Name:     Jay Lutsky
          ----------------------
Title:    President
          ----------------------



                                   Index - 3

                 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS


The Board of Directors and Stockholders of
Sunburst Acquisitions I, Inc.

We have audited the accompanying balance sheet of Sunburst Acquisitions I, Inc. (a development stage company) as of April 30, 1998, and the related statements of loss and accumulated deficit, cash flows, and stockholders' equity for the year ended April 30, 1998, the initial period ended April 30, 1997, and the period from inception (February 25, 1997) to April 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunburst Acquisitions I, Inc. as of April 30, 1998, and the results of its operations and its cash flows for the year ended April 30, 1998, the initial period ended April 30, 1997, and the period from inception, (February 25, 1997) to April 30, 1998, in conformity with generally accepted accounting principles.


Denver, Colorado
August 4, 1998                                       /s/ Comiskey & Company
                                                        PROFESSIONAL CORPORATION





                                            Sunburst Acquisitions I, Inc.
                                            (A Development Stage Company)
                                                    BALANCE SHEET
                                                    April 30, 1998
     ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                                              $                1,072
                                                                                              --------------------

          Total current assets                                                                               1,072

OTHER ASSETS
     Organizational costs (net)                                                                                240

          TOTAL ASSETS                                                                      $                1,312
                                                                                             ======================


     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                                                       $                   --
     Accounts payable - related party                                                       $                  830
                                                                                             ------------------------

         Total current liabilities                                                                             830

STOCKHOLDERS' EQUITY
     Preferred stock, no par value: 20,000,000 shares
         authorized; 80,000 shares issued and outstanding                                                    8,000
     Common stock, no par value; 100,000,000
         shares authorized; 2,030,000 shares issued
         and outstanding                                                                                     2,220
     Additional paid in capital                                                                                600
     Deficit accumulated during the development                                                            (10,338)
                                                                                            --------------------------
         stage

          Total stockholders' equity                                                                           482

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $                1,312
                                                                                             =========================




    The accompanying notes are an integral part of the financial statements.



                                             Sunburst Acquisitions I, Inc.
                                             (A Development Stage Company)
                                      STATEMENTS OF LOSS AND ACCUMULATED DEFICIT
                          For the period from inception (February 25, 1997) to April 30, 1998

                                                   For the period
                                                   from inception
                                                    (February 25,            For the year             For the year
                                                      1997) to                   ended                   ended
                                                   April 30, 1998           April 30, 1997           April 30, 1998
                                                ---------------------    ---------------------   ----------------------

REVENUES                                     $                      -    $                   -   $                    -
                                                ---------------------    ---------------------   ----------------------

EXPENSES
    Amortization expense                                           60                        -                       60
    Legal and accounting                                        5,742                    2,612                    3,130
    Office expense                                                769                       71                      698
    Rent expense                                                  600                        -                      600
    Consulting fees                                             2,220                    1,935                      285
    Travel                                                        220                        -                      220
    Bank Charges                                                    7                        -                        7
    Transfer agent fees                                           720                        -                      720
                                                ---------------------    ---------------------   ----------------------

         Total expenses                                        10,338                    4,618                    5,720
                                                ---------------------    ---------------------   ----------------------

NET LOSS                                                      (10,338)                  (4,618)                  (5,720)

Accumulated deficit

    Balance, beginning of period                                    -                        -                   (4,618)
                                                ---------------------    ---------------------   ----------------------

    Balance, end of period                   $                (10,338    $              (4,618)  $              (10,338)
                                                =====================    =====================   ======================

NET LOSS PER SHARE                           $                  (NIL)    $               (NIL)   $                (NIL)
                                                =====================    =====================   ======================

WEIGHTED AVERAGE NUMBER                                     2,131,350                2,095,000                2,137,425
    OF SHARES OF COMMON
    STOCK AND COMMON STOCK
    EQUIVALENTS OUTSTANDING
                                                =====================    =====================   ======================











    The accompanying notes are an integral part of the financial statements.

                                                             Sunburst Acquisitions I, Inc.
                                                             (A Development Stage Company)
                                                           STATEMENT OF STOCKHOLDERS' EQUITY
                                         For the period from inception (February 25, 1997) to  April 30, 1998





                                                                                                 Deficit
                              Preferred Stock             Common Stock                         accumulated
                         ---------------------       -------------------       Additional      during the            Total
                         Number of                   Number of                  paid in        development        stockholders'
                           shares       Amount        shares      Amount        capital           stage              equity
                         ---------      ------       ---------    ------       ----------      -----------        -------------

Preferred stock
issued for cash,
April 1997 at
$0.10 per share           80,000       $ 8,000                    $     -      $        -      $         -        $    8,000

Common stock
issued for services,
February 1997
at $0.001 per share                                  1,935,000      1,935                                              1,935

Net loss for the
period
ended April 30,
1997                                                                                                (4,618)            (4,618)
                         ---------     --------      ----------    -------       ----------      -----------        -----------

Balance, April 30,
1997                      80,000         8,000       1,935,000      1,935               -           (4,618)             5,317

Common stock
issued for services,
November 1997
at $0.003 per share                                     95,000        285                                                 285

Rent provided at no
charge to the
company                                                                               600                                 600

Net loss for the
period
ended April 30,
1998                                                                                                (5,720)            (5,720)
                         ---------     --------      ----------    -------       ----------      -----------        -----------

Balance, April 30,        80,000       $ 8,000       2,030,000    $ 2,220      $      600      $   (10,338)       $       482
1998
                         =========     ========      ==========    =======       ==========      ===========        ===========






    The accompanying notes are an integral part of the financial statements.




                                             Sunburst Acquisitions I, Inc.
                                             (A Development Stage Company)
                                               STATEMENTS OF CASH FLOWS
                          For the period from Inception (February 25, 1997) to April 30, 1998

                                                            For the period
                                                            from inception
                                                             (February 25,        For the year          For the year
                                                               1997) to               ended                ended
CASH FLOWS FROM OPERATING ACTIVITIES                        April 30, 1998       April 30, 1997        April 30, 1998
                                                          -------------------  -------------------   ------------------

    Net loss                                              $         (10,338    $         (4,618)     $        (5,720)
    Adjustments to reconcile net loss to net cash used
         by operating activities:
              Amortization expense                                       60                   -                   60
              Rent expense                                              600                   -                  600
              Stock issued for consulting fees                        2,220               1,935                  285
              Decrease (increase) in accounts payable                     -                 347                 (347)
              Increase (decrease) in accounts payable -
                  related party                                         830                  65                  765
                                                          -------------------  -------------------   ------------------

    Net cash used by operating activities                            (6,628)             (2,271)              (4,357)

CASH FLOWS FROM INVESTING ACTIVITIES
    Organization costs                                                 (300)               (300)                   -
                                                          -------------------  -------------------   ------------------

    Net cash used by investing activities                              (300)               (300)                   -

CASH FLOWS FROM FINANCING ACTIVITIES
    Issuance of preferred stock                                       8,000               8,000                    -
                                                          -------------------  -------------------   ------------------

    Net cash provided by financing activities                         8,000               8,000                    -
                                                          -------------------  -------------------   ------------------

  NET INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS                                              1,072               5,429               (4,357)

  CASH AND CASH EQUIVALENTS,
    BEGINNING PERIOD                                                      -                   -                5,429
                                                          -------------------  -------------------   ------------------

  CASH AND CASH EQUIVALENTS,                            $             1,072    $          5,429      $         1,072
    END OF PERIOD
                                                          ===================  ===================   ==================




    The accompanying notes are an integral part of the financial statements.

                          Sunburst Acquisitions I, Inc.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1998

1.  Summary of Significant Account Policies
    Development Stage Company
    Sunburst Acquisitions I, Inc. (a development stage company) ("the Company") was incorporated under the laws of the State of Colorado on February 25, 1997. The initial principal office of the corporation is 4807 Zang Way, Morrison, Colorado 80465.

    The Company is a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board and has not engaged in any business other than organizational efforts. It has no full-time employees and owns no real property. The Company intends to operate as a capital market access corporation by registering with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934. After this, the Company intends to seek to acquire one or more existing businesses which have existing management, through merger or acquisition. Management of the Company will have virtually unlimited discretion in determining the business activities in which the Company might engage.

    Accounting Method
    The Company records income and expenses on the accrual method.

    Fiscal Year
    The fiscal year of the corporation shall be established by the board of directors.

    Loss Per Share
    Loss per share was computed using the weighted average number of common shares and common share equivalents outstanding during this period.

    Organizational Costs
    Costs to incorporate the Company have been capitalized and will be amortized over a sixty-month period

    Use of Estimates
    The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that effect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

    Statement of Cash Flows
    For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

2.  Stockholder's Equity
    As of April 30, 1998, 2,030,000 shares of the Company's no par value common stock had been issued for consulting services provided. The services were converted at $0.001 per share for 1,935,000 shares and $0.003 for 95,000 shares.

    As of April 30, 1998, 80,000 shares of the Company's no par value Series A preferred stock had been issued at $0.10 per share.

    Commencing on March 31, 1999, the holders of record of shares of this Series A preferred stock shall be entitled to receive, when and as declared by the board of directors out of funds legally available therefor, cash dividends at the rate of $0.01 per share per annum, payable quarterly, in arrears, on such dates as may from time to time be determined by the board of directors.

    In the event of a liquidation, dissolution, or winding up of the Corporation, the holders of shares of this Series A shall be entitled to receive out of the assets of the Corporation an amount equal to $0.10 per share, plus any accrued and unpaid dividends thereon to the date fixed for distribution. This distribution shall be in preference and have priority over any such distribution upon the common stock of the Corporation and all other preferred stock of the Corporation. If the assets of the Corporation are not sufficient to pay such amount in full to the holders of this Series A and all such other Series shall share ratably in any such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the holders of this and all such other Series are entitled were paid in full.

    To the extent not previously converted into shares of common stock, this Series A may be redeemed, in whole or in part, at the option of the Corporation by resolution of its board of directors at a redemption price per share of $0.15, plus any accrued and unpaid dividends thereon to the date fixed for redemption.

    The holders of shares of this Series A shall have the right, at their option to convert such shares into fully paid and nonassessable shares of common stock of the Corporation at any time on or after August 3, 1997. Each outstanding share of this Series A shall be convertible into two shares of common stock of the Corporation.

    The holders of this Series A shall have no right to vote either in the election of directors or in any other matter.

4.  Related Party Transactions
    As of April 30, 1998, Michael R. Quinn and Jay Lutsky are the officers and directors of the Company, and are the owners of 1,419,000 shares of its issued and outstanding common stock, constituting approximately 70% of the Company's issued and outstanding common stock. If the purchasers of the Series A shares exercise the conversion privilege, Jay Lutsky and Michael R. Quinn will own 1,439,000 shares constituting approximately 66% of the Company's issued and outstanding shares.

    The accounts payable of $830 is due to Gary Joiner, corporate counsel and one of the principal shareholders of the Company.

    The Company's President is providing office space at no charge to the Company. For purposes of the financial statements, the Company is accruing $50 per month as additional paid-in capital for this use.

5.  Income Taxes
    The Company has a Federal net operating loss carryforwards of approximately $4,600 expiring in the year 2012 and $5,000 expiring in the year 2013. The tax benefit of this net operating loss of approximately $1843, has been offset by a full allowance for realization. This carryforward may be limited upon the consummation of a business combination under IRC Section 381. For the period ended April 30, 1998 the valuation allowance increased by $954.

6.  Supplemental Disclosure of Non-cash Financing Activities
    During the year ended April 30, 1997 the company elected not to accumulate any amortization of the organization costs, as two months of amortization is immaterial to the financial statements taken as a whole.

    Similarly, the Company elected to forego any rent expense for the year ended April 30, 1997, but has recorded the rent expense as additional paid-in capital during the year ended April 30, 1998.

7.  Share Exchange Agreement
    On May 19, 1998, Sunburst Acquisitions I, Inc., a Colorado corporation ("Sunburst"), entered into a conditional agreement to acquire all of the issued and outstanding capital stock if Invu PLC, a company incorporated under English law ("Invu"), in exchange for shares (the "Share Exchange" of common stock, no par value, of Sunburst (the "Common Stock"), pursuant to a Share Exchange Agreement (the "Agreement") by and between Sunburst and Montague Limited, an Isle of Man company ("Montague").

    The Agreement, as amended July 23, 1998, provides that upon satisfaction of certain conditions, including, but not limited to, (i) certain capital investment by Invu as disclosed below, (ii) receipt by Montague of a power of attorney from Halcyon Enterprises Plc, a company incorporated under English law ("Halcyon") to transfer its shares of Invu to Sunburst and (iii) the conversion of all outstanding shares of Sunburst Preferred Stock into Sunburst Common Stock, Invu will become a wholly-owned subsidiary of Sunburst.

    As of May 19, 1998, Sunburst has a total of 2,190,000 shares of Common Stock issued and outstanding assuming the conversion of the Sunburst Preferred Stock. The Agreement contemplates that Montague and Halcyon (collectively, the "Invu Shareholders") will receive in the aggregate approximately 26,506,552 shares of Common Stock of Sunburst in exchange for all of the issued and outstanding share capital of Invu.

    The Agreement further provides that, upon satisfaction of certain conditions, on the Closing Date, Sunburst will issue a total of 1,510,344 shares of common stock to a consultant to the Company as a finder's fee. In addition, the Amendment also provides that Invu would deposit $500,000 into an account maintained by INVU Services Limited, a company organized under English law, and a wholly-owned subsidiary of INVU, within four (4) days of the execution of the Agreement, and an additional $500,000 within fourteen
    (14) days after the consummation of the share Exchange. Said funds will provide future working capital for the Company. Subject to approval of the Board of Directors and shareholders of the Company, Montague also agreed to vote in favor of a 2.4-to-1 reverse split of the Common Stock of the Company.

                                   EXHIBIT 27

                            FINANCIAL DATA SCHEDULES
                                 [See Attached]


                                    Index - 4